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Exhibit 10.1


                        China Southern Bio-Pharma, Inc.
                Yunnan Nanyao Jiaoxiong Pharmaceutical Co., Ltd.
                             Joint Venture Agreement

China Southern Bio-Pharma, Inc. ("China Southern")
Yunnan Nanyao Jiaoxiong Pharmaceutical Co., Ltd. ("Yunnan Pharmaceutical")

Section 1 Generals

This agreement is drafted and passed under the Sino-Foreign Joint Venture Enterprise Law and other related Chinese laws. Two related parties are China Southern Bio-Pharma, Inc. ("China Southern") and Yunnan Jiaoxiong
Pharmaceutical Co., Ltd. ("Yunnan Pharmaceutical")

Section 2 Joint Venture Parties

      1     China Southern Bio-Pharma, Inc. ("China Southern"), registered in
Florida, USA. The registered address is 9858 Glades Road #213 Boca Raton, Fl 33434. Legal representative: Tuanjai Zhou Position:President, Nationality:
Thailand.


      2     Yunnan Jiaoxiong Pharmaceutical Co., Ltd. ("Yunnan Pharmaceutical")
registered in Yunnan Province, China. The registered address is, Dali Hi-tech Industry Development Zone, Yunnan Province. Legal representative: Zhou Yong Kang
 Position: Chairman & CEO, Nationality: Chinese.

Section 3 Joint Venture Company

      1     China Southern and Yunnan Pharmaceutical agree to create Yunnan Hero
Pharmaceutical Co., Ltd. ("Hero Pharmaceutical") as a joint venture company under the guidelines of the Sino-Foreign Joint Venture Enterprise Law and other related Chinese laws (the "Joint Venture").

      2     Name of Joint Venture: Yunnan Hero Pharmaceutical Co., Ltd.
Registered Address: Hi-Tech Plaza, Kunming City, Yunnan Province, China.

      3 All activities of the joint venture must obey the laws, rules, and related regulations of the People's Republic of China.

      4 The joint venture is a limited liability company. China Southern and Yunnan Pharmaceutical are responsible for their shares of responsibilities only. Any excessive debts related or not, will not be the responsibilities of either party. Either party carries risks or share profits according to shares held.

Section 4 Purpose Products and Size

      1 The purpose of the joint venture between China Southern and Yunnan Pharmaceutical is to enhance economic cooperation, implement advanced and applicable method in management, develop new business, be competitive in the international market and improve value, as result, create economic values for shareholders.

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      2     Joint Venture Business Scope

The business scope of the Joint Venture includes the research, development and transfer of plant medicines production; manufacturing and distribution of health care product made by Hero Pharma.

      3     Joint Venture Sales Revenue

The annual sales revenue for the joint venture company is expected to reach $4.38 MM USD (35 MM RMB) .

Section 5  Total Investment and Registered Capital

      1 Yunnan Pharmaceutical will contribute total $3.68 MM USD (29.40 MM RMB) as the registered capital for the joint venture.

2 Either party who wants to transfer any shares to a third party must notify and approve from the other party, along with the approval of the appropriate agencies.

Section 6   Responsibilities

Yunnan Pharmaceutical and China Southern are responsible for the following responsibilities respectively:

      1    Responsibilities of Yunnan Pharmaceutical:

        o Establish the joint venture company in China and other related document preparation, e.g. application, registration, and licensing of the joint venture company;

       o Apply for land use rights to land management department; Organize the planning, building, and other related issues of the joint venture facilities;

       o Provide financial support, machineries, factory facility, and other agreed upon support;

       o Purchase or rent equipment, production raw materials, office equipment, transportation, and communication equipment;

       o Responsible for the infrastructures including the supply of water, power, telephone line and other public utilities;

       o Hire and train local management, technical, and employees of all functions;

       o Help foreign staff to apply for business visa, work permit, or travel permit; Assist in other joint venture related responsibilities.

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      2    The Responsibilities of China Southern:

       o     Provide cash upon the agreement;

       o Assign management team and assist partner to manage the manufacturing and distribution business;

       o Train technicians and workers; o Assist in other joint venture related responsibilities.

Section 7 Board of Directors

      1 The registration date for the joint company is the starting date of the joint company Board of Directors.

      2 The Board of Directors consists of four directors. Two directors are appointed by Yunnan Pharmaceutical and two are appointed by China Southern. Chairman of the board will be appointed by Yunnan Pharmaceutical. Chairman of the board and board members are on three-year term and can be reappointed.

      3 The Board of Directors is the highest authority of the joint venture company. The Board makes all significant of decisions of the company (in term of the guideline of Sino-Foreign Joint Venture Enterprises Regulation No. 36.). All major decisions must be passed unanimously by all Board members. Other minor decisions can be passed based on the majority vote.

      4 The Chairman of the Board is the legal representative of the joint venture company. In the event that the Chairman is absent to perform his/her duties, he/she can grant other board member to be the temporary Chairman Representative.

      5 The Chairman of the Board will hold board meetings at least once a year. Any meeting of the Board may be convened by proposal from at lease one third of the Board members. Each meeting minutes should be recorded and filed.

Section 8   Joint Venture Management Authority

      1 The joint venture company establishes management responsible for daily company operation. One general manager will be appointed by the Board.

      2 The general manager must execute all resolutions passed by the Board. In addition, the general manager leads the daily operation of the joint venture. The vice president should assist the general manager in all aspects.

There will also be various department managers responsible for their respective departments. The department managers will execute orders from the management and report directly to the general manager.

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      3 The Board can remove the general manager from their positions if serious misconducts or breach of duty are found.

Section 9   Equipment Purchases

      1 Purchasing for the joint company should take place in China if possible; including production raw materials, machineries, transportation and office equipment.

      2 In the event that the joint company needs China Southern to purchase any equipment in foreign countries, it must invite representative from Shanghai to be involved in the transaction.

Section 10 Preparation of the Joint Venture Company

      1 The Board will establish a preparation committee for the joint venture company. It will consist of four people in total, two from Jiaoxiong Pharma, and two from China Southern. The committee will also appoint a director and an associate director, appointed by both parties respectively. Both director and associate director will follow the instructions from the Board.

      2 The committee is responsible for construction plan approval, sign contract with contractors, purchase and receive production equipment and other materials, prepare project plan & budget report, perform various accounting operations, draft project plan, and filing of all construction-related documentation.

      3 Both parties appoint technicians who will audit various construction processes, aided by the preparation committee.

      4    Both parties agree upon the expenses for the preparation committee.

      5 The preparation committee will cease to exist upon successful completion of the construction project.

Section 11 Employees Management

      1 The joint venture company will use the "PRC Procedures for the Implementation of the Provisions for Labour Management in Joint Ventures Using Chinese and Foreign Investment" to hire, fire, distribute salary, insurance and other worker-related concerns. The employment contract will be discussed by the Board, and drafted by the relevant parties in the joint venture company.

A copy of the employment contract must be forwarded to the relevant government upon completion.

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      2 The Board decides on compensation and benefits for senior management of the joint venture company.

Section 12 Taxation, Accounting, and Auditing

      1    The joint venture company will pay all taxes according to the relevant tax codes and regulations.

      2 Employees of the joint venture company shall pay personal income tax according to the "PRC Personal Income Tax Code".

      3 The joint venture company makes contributions to company reserve, company development fund, and the employees fund according to the "PRC Sino-Foreign Joint Venture Company Regulation". The Board decides on details such as the percentage of such contributions.

      4 The accounting period for the joint venture company is from January 1 to December 31. All financial reports will be written in Chinese and using QuickBooks web-version in the same time.

      5 Audit of the financial reports for the joint venture company follows relevant regulations. The joint venture company pays all auditing-related fees.

      6 The general manager will draft the balance sheet, profit & loss statement, and profit allocation in every accounting quarter. These reports will in turn be submitted to the Board of Directors for their review.

All profits of the joint company, after all deductions, will be distributed according to predefined plans by the Board of Directors. (No profits shall be allocated without balancing loss from previous years. Profits can be accumulated over the years. Form of profit distribution must also be pre-defined.)

Section 13 Contract Term, Dissolution, and Clearance

      1 The joint venture company will dissolve under the following conditions:

      o End of term;If any of the following happens prior to the end of term, the Board can resolute to dissolve the joint venture company;

      o The joint venture incurs huge loss, unable to conduct business further;

      o The company is unable to operate further due to breach of contract terms by either party;

      o The joint venture company cannot achieve its goal and cannot recover initial investment; o Unavoidable forces etc.

      2 The Board shall organize a dissolution committee in the even that the joint venture company chooses to dissolve itself. The dissolution process shall be implemented according to Clause No. 103 to No. 108 of the PRC Sino-Foreign Joint Venture Company Regulation.

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      3 The agreement is valid for fifteen years. The registration date is the official launch date of the joint venture company. The joint venture company can apply for a contract extension through the relevant agencies upon recommendation of either party and passage of the Board.


Section 14 Asset Allocation upon Fulfillment of Contract

The joint venture company must clear, and allocate company assets according to investment percentage upon fulfillment or early termination of the contract.

Section 15 Insurance

All insurance carried by the joint venture company is insured through PICC Property and Casualty Company Ltd. The Board must approve of insurance types, value, and term, among others.

Section 16 Contract Amendment, Change or Deletion

      1 Either party must agree in writing to any amendment of contract terms. Any updates must be approved by relevant regulatory bodies to make the amended contract enforceable.

      2 The joint venture company can terminate the contract early in the event of indefensible forces or consecutive years of losses. The Board must pass the dissolution and with the final approval from relevant regulatory bodies.

      3 If either party does not fulfill the agreed terms, or breach the contract in any other ways, which causes the business to become inoperable, the contract shall be terminated as a result. The non-breaching party can then seek compensation authorized by regulatory bodies. In the event both parties agree to continue the business venture, the breaching party must compensate the joint venture for its financial loss.

Section 17 Indefensible Forces

The indefensible forces are described as unforeseen and unavoidable forces, such as earthquake, typhoon, flood, fire, war, and/or other similar forces. In the even that these forces directly or indirectly causes the fulfillment of this contract or terms in the contract, both parties must be notified through telegraph. The affected party must submit details about such indefensible forces and unfulfilled terms because of such events within fifteen days. These documentations must be provided by the district notary within the affected region. Both parties decide on whether to dissolve the contract, remove or delay certain conditions based on the effect of the indefensible forces on the fulfillment of the contract.

Section 18 Applicable Laws

The drafting, effectiveness, explanation, fulfillment, and disputes are explained under the legal boundary of the People's Republic of China.

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Section 19 Resolution of Disputes

      1 All disputes during the execution of the contract or all related disputes must be resolved through a third mutual party. If moderation does not return favorable results, the case must be submitted to the legal system.

China Council for the Promotion of International Trade Foreign Trade Dispute Committee will process the case according to defined regulations. The arbitration result is final and binding on both parties.

      2     The non-disputing part of the contract must be fulfilled during arbitration.

Section 20 Text

This contract is written in Chinese. The contract can be translated into English if requested by CDI. Both versions are equally binding. If there are any discrepancies between the Chinese and English versions, the Chinese version supersedes.

Section 21 Contract Effectiveness and Others

      1 All other agreements under this contract are binding parts of this contract. For example, construction agreement, technology transfer agreement, sales agreement, etc..

      2 This contract and all other agreements under this contract are approved by the PRC Foreign Economic Trade Department (or its authorizing bodies), and became effective on the approval date.

      3 Both parties must communicate in writings if the content of communication concerns the rights and responsibilities of each party. The registered legal addresses for each party are their mailing addresses.

      4     This contract is signed by authorized representatives from both parties on November 18, 2006.

Signed by:



Yunnan Jiaoxiong Pharmaceutical Co., Ltd.        China Southern Bio-Pharma, Inc.

/s/ Zhou Yong Kang                                  /s/ Tuanjai Zhou
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